SUBSIDIARIES OF THE COMPANY


Pathnet/Idaho Power License, LLC, a Delaware limited liability company.

Pathnet/Idaho Power Equipment, LLC, a Delaware limited liability company.

Pathnet Fiber Optics, LLC, a Delaware limited liability company.